                                                                    EXHIBIT 4.03


                                NIKU CORPORATION

                   SERIES F PREFERRED STOCK PURCHASE AGREEMENT

        THIS SERIES F PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 23rd day of January, 1998, by and among Niku Corporation, a Delaware corporation (the "Company"), and the Purchasers listed on Exhibit A hereto (the "Purchasers").

        THE PARTIES HEREBY AGREE AS FOLLOWS:

        1. Purchase and Sale of Stock.

                1.1 Sale and Issuance of Series F Preferred Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to Purchaser at the Closing, that number of shares of the Company's Series F Preferred Stock set forth opposite Purchaser's name on Exhibit A hereto (the "Shares") for the purchase price set forth thereon (the "Purchase Price").

                1.2 Filing of Restated Certificate. The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) an Amended and Restated Certificate of Incorporation (the "Restated Certificate").

                1.3 Closing Date. The closing of the purchase and sale of the Shares hereunder shall be held at the offices of Venture Law Group, 2775 Sand Hill Road, Menlo Park, California at 5:00 p.m., local time, on January 23, 1998 (the "Closing") or at such other time and place as shall be mutually agreed upon by the Company and Purchaser.

        2. Representations and Warranties of the Company. Except as set forth on the Schedule of Exceptions attached as Exhibit C hereto (the "Schedule of Exceptions"), the Company hereby represents and warrants to Purchaser as follows:

                2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the State of California.

                2.2 Capitalization and Voting Rights.

                        (a) The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

                                (i) Preferred Stock. Ten million (10,000,000)
shares of Preferred Stock (the "Preferred Stock"), all of which have been designated Series F Preferred Stock (the "Series F Preferred Stock"), none of which is outstanding prior to the Closing, and all



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of which will be sold pursuant to this Agreement. The rights, privileges and preferences of the Series F Preferred Stock will be as stated in the Restated Certificate.

                                (ii) Common Stock. Fifty million (50,000,000)
shares of Common Stock (the "Common Stock"), of which four million (4,500,000) shares are issued and outstanding (and an additional 450,000 shares which have been approved but not issued). The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable. In addition, the Company has reserved five million (5,000,000) shares of its Common Stock for issuance pursuant to the Company's 1998 Stock Plan, of which options to purchase a total of 1,800,000 shares have been granted.

                        (b) Except for (i) the conversion privileges of the Series F Preferred Stock to be issued under this Agreement and (ii) the options described in Section 2.2(a)(ii) above and (iii) there are no outstanding options, warrants, rights (including conversion or preemptive rights) or obligations for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding and, to the best of the Company's knowledge, there is no agreement or understanding between any other persons or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

                2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

                2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Investor Rights Agreement in substantially the form attached hereto as Exhibit D (the "Investor Rights Agreement"), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series F Preferred Stock being sold hereunder and the Common Stock issuable upon conversion of the Series F Preferred Stock has been taken or will be taken prior to the Closing, and this Agreement and the Investor Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investor Rights Agreement may be limited by applicable federal or state securities laws. The Series F Preferred Stock being purchased by Purchasers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, and the Common Stock issuable upon conversion thereof (when issued in accordance with the Restated Certificate), will be duly and validly issued, fully paid and nonassessable.

                2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local



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governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder.

                2.6 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement or the Investor Rights Agreement, or the right of the Company to enter into any such agreement, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

                2.7 Proprietary Information and Inventions Agreements. Each employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Assignment. The Company is not aware that any of its employees, officers or consultants are in violation thereof, and the Company will use its best efforts to prevent any such violation. The Company is not aware that any officer or key employee intends to terminate employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles relating to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

                2.8 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

                2.9 Financial Statements. The Company has not prepared any balance sheet, income statement, statement of operations, statement of cash flow and stockholders' equity or other financial statement. The Company has not engaged in any business, generated any revenues, entered into or become bound by any contracts, agreements or commitments of any kind involving obligations of the Company in excess of ten thousand dollars ($10,000). The Company does not have any obligations or liabilities (whether accrued, absolute, contingent, liquidated, unliquidated or otherwise, whether due or to become due) in excess of an aggregate of ten thousand dollars ($10,000) arising out of transactions entered into at or prior to the Closing, or arising out of any statement of facts existing at or prior to the Closing.

                2.10 Books and Records. The minute books of the Company contain accurate summary records of all meetings and written consents to action of the Company's stockholders,



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the Company's Board of Directors and all committees, if any, appointed by the
Board of Directors. The Company's stock ledger is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

                2.11 Rights of Registration and Voting Rights. Except as contemplated in the Investor Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. To the Company's knowledge, no shareholders of the Company have entered into any agreements with respect to the voting of capital shares of the Company.

        3. Representations and Warranties of Purchaser. Each Purchaser hereby represents and warrants that:

                3.1 Authorization. Such Purchaser has full power and authority to enter into this Agreement and the Investor Rights Agreement and each such agreement constitutes a valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms.

                3.2 Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon Purchaser's representation to the Company, which by such Purchaser's execution of this Agreement such Purchaser hereby confirms, that the Series F Preferred Stock to be received by such Purchaser and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

                3.3 Disclosure of Information. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series F Preferred Stock. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series F Preferred Stock and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Purchaser to rely thereon.

                3.4 Investment Experience. Such Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series F Preferred Stock. If other than an individual, such Purchaser also represents it has not been organized solely for the purpose of acquiring the Series F Preferred Stock.



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                3.5 Accredited Investor. Such Purchaser is an "accredited
investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

                3.6 Restricted Securities. Such Purchaser understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In addition, such Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Purchaser understands that no public market presently exists for the Series F Preferred Stock or Common Stock of the Company, and that there are no assurances that any such market will be created.

                3.7 Further Limitations on Disposition. Without in any way limiting the above, such Purchaser further agrees not to make any disposition of all or any portion of the Securities unless, and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and
Section 6 of this Agreement and Section 1.9 of the Investor Rights Agreement, and:

                        (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                        (b) (i) Such Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

                3.8 Legends. It is understood that the certificate(s) evidencing the Shares shall bear the following legends:

                        "The shares represented by this certificate have been
                acquired for investment and have not been registered under the Securities Act of 1933, as amended. Such shares may not be sold or transferred in the absence of such registration or unless the Corporation receives an opinion of counsel reasonably acceptable to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of said act. Copies of the agreements covering the purchase of these shares and restricting their transfer may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Corporation at the principal executive offices of the Corporation."



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                        "The shares represented by this certificate are subject
                to the market stand-off provisions contained in the Corporation's Investor Rights Agreement, dated January 23, 1998. A copy of such agreement may be obtained without charge upon written request to the Corporation at its principal place of business."

        4. Conditions of Purchasers' Obligations at Closing. The obligations of Purchaser to purchase Shares at the Closing are subject to the fulfillment of each of the following conditions.

                4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                4.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities will have been obtained by the Company as of the Closing.

                4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser.

                4.5 Investor Rights Agreement. The Company and Purchaser shall have entered into the Investor Rights Agreement.

                4.6 Restated Certificate. The Restated Certificate shall have been filed with the Delaware Secretary of State.

        5. Conditions of the Company's Obligations at Closing. The obligations of the Company to sell and issue the Shares at the Closing are subject to the fulfillment of each of the following conditions:

                5.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                5.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.



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                5.3 Investor Rights Agreement. The Company and Purchaser shall have entered into the Investor Rights Agreement.

                5.4 Restated Certificate. The Restated Certificate shall have been filed with the Delaware Secretary of State.

        6. Miscellaneous.

                6.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

                6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                6.5 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one
(1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Purchaser, at Purchaser's address as set forth on Exhibit A, and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or at such other address as a party may designate by ten days' advance written notice to the other party pursuant to the provisions above.

                6.6 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Purchaser agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, partners, employees, or representative is responsible. The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finders' fee (and the



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costs and expenses of defending against such liability
or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

                6.7 Expenses. Purchaser shall pay all costs and expenses that they incur with respect to the negotiation, execution, delivery and performance of this Agreement.

                6.8 Amendment and Waivers. Any term of this Agreement may be amended and the severance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Series F Preferred Stock sold hereunder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and the Company.

                6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                6.10 Aggregation of Stock. All shares of the Series F Preferred Stock held or acquired (or Common Stock issued upon conversion thereof) by affiliated entities or persons shall be aggregated for the purpose of determining the availability of or discharge of any rights under this Agreement.

                6.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.



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

        The parties have executed this Series F Preferred Stock Purchase Agreement as of the date first above written.


                                        NIKU CORPORATION

                                        By:
                                           -------------------------------------
                                           Farzad Dibachi
                                           President and Chief Executive Officer

                                        Address:  1755 East BayShore Road,
                                                  Suite 25B
                                                  Redwood City, CA 94063

                                        PURCHASERS

                                        TERENCE J. GARNETT and KATRINA A.
                                        GARNETT, TRUSTEES OF THE GARNETT FAMILY
                                        TRUST U/D/T DATED 4-2-97

                                        By:
                                           -------------------------------------
                                           Terence J. Garnett, Trustee

                                        THE GARNETT 1996 CHILDREN'S TRUST UTA
                                        DATED 3-1-96, HOWARD S. ZEPRUN, TRUSTEE

                                        By:
                                           -------------------------------------
                                           Howard S. Zeprun, Trustee

                                        FRANKLIN DAVID DIBACHI 1996 TRUST,
                                        HAROLD SLAWIK, TRUSTEE

                                        By:
                                           -------------------------------------
                                           Harold Slawik, Trustee

                                        FLORENCE V LLC, HAROLD SLAWIK,
                                        MANAGING MEMBER

                                        By:
                                           -------------------------------------
                                        Title: Managing Member

                                        FARZAD DIBACHI

                                        By:
                                           -------------------------------------


                       SIGNATURE PAGE TO NIKU CORPORATION
                   SERIES F PREFERRED STOCK PURCHASE AGREEMENT



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                                    EXHIBIT A
                             SCHEDULE OF PURCHASERS

                               NAME                              NO. OF SHARES   AGGREGATE PRICE
                               ----                              -------------   ---------------
Garnett 1996 Children's Trust UTA dtd 3-11-96,                       700,000        $   35,000
Howard S. Zeprun, Trustee
Terence J. Garnett and Katrina A. Garnett, Trustees of the         1,300,000        $   65,000
Garnett Family Trust U/D/T dated 4-2-97

Farzad Dibachi                                                     6,000,000        $  300,000
Florence V LLC, Harold Slawik, Managing Member                     1,500,000        $   75,000
Franklin David Dibachi 1996 Trust, Harold Slawik, Trustee            500,000        $   25,000
TOTAL                                                             10,000,000        $  500,000



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